Exhibit 99.1

First Ottawa Bancshares Announces 35% Increase in Earnings

Ottawa, Ill., July 25, 2003 - First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended June 30, 2003, of $652,000, or $.99 per common share, compared to net income of $483,000, or $.73 per common share, for the three months ended June 30, 2002.

Second quarter income increased $169,000, or 35.0%, from the second quarter of 2002.  Net interest income after provision for loan losses increased $146,000, which is the net result of a $206,000 decline in total interest income, offset by a $352,000 decrease in interest expense. This increase in net interest income resulted from declining interest rates in 2003 and corresponding decreases in rates offered for both new and re-priced loans and deposits.

“Our net interest margin has continually improved for the first half of the year” said President and CEO, Jock Brown. “Our loan quality and yields have also benefitted from pricing strategies and we have had significant income from mortgage refinancing”.

Noninterest income increased $230,000, or 46.2% from second quarter 2002. Noninterest income increased primarily due to a $226,000 increase in other fees and commissions related to mortgage banking operations. Noninterest expense increased by $105,000. Salaries and benefits increased by $118,000, or 12.6%, to $1.1 million.  An increase in occupancy and equipment expense of $19,000 was due primarily to increased depreciation on capital expenditures related to the renovation of the main banking facility. Increases in salaries and benefits resulted from addition personnel hired to staff the new Morris, Illinois facility scheduled to open in July 2003. Income before taxes increased $271,000, with applicable income taxes increasing $102,000.

Total assets at June 30, 2003 decreased to $235.5 million from $240.7 million at December 31, 2002.  Total deposits at June 30, 2003, were $197.9 million, compared to $193.8 at December 31, 2002.  Total equity at June 30, 2003, and December 31, 2002, was $26.1 million and $25.2 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  First Ottawa Bancshares conducts a general banking business embracing most of the services, both commercial and consumer, which banks may lawfully provide through its wholly-owned subsidiary, First National Bank of Ottawa and the bank’s wholly-owned subsidiary, First Ottawa Financial Corporation.  All information at and for the period ended June 30, 2003, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations and future prospects of the Company and the Bank include, but are not limited to, changes in interest rates; general economic conditions; the legislative/regulatory situation; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; and accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.